As filed with the Securities and Exchange Commission on September 18, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-0393723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

1997 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Conan R. Deady, Esq.
General Counsel
IDEXX Laboratories, Inc.
One IDEXX Drive, Westbrook, Maine 04092
(Name and Address of Agent For Service)

(207) 856-0300
(Telephone number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock,	200,000	$43.135	$8,627,000.00	$697.92
$.10 par value

(1)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq Stock Market on September 11, 2003, in accordance with Regulation C, Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 200,000 shares of the Registrant's Common Stock to be issued pursuant to the 1997 Employee Stock Purchase Plan, as amended (the "Plan"). In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Commission relating to the Plan (File Nos. 333-27733, 333-36009) are incorporated herein by reference.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, filed with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(1) The Registrant’s latest annual report filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(2) All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

(3) The description of the common stock, $.10 par value per share, of the Registrant (the “Common Stock”) contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        The validity of the Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by its General Counsel, Conan R. Deady. As of the date of this Registration Statement, Mr. Deady has (i) beneficial ownership of 1,586 shares of the Registrant’s Common Stock and (ii) the right to receive up to 96,574 shares of the Registrant’s Common Stock upon the exercise of stock options granted to him by the Registrant, which stock options are or (in periodic installments) will become exercisable through February 6, 2013.

Item 6.  Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), as amended, gives Delaware corporations the power to indemnify each of their present and former directors or officers under certain circumstances, if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

        Article Ninth of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be liable for any breach of fiduciary duty, except to the extent that the GCL prohibits the limitation of liability of directors for breach of fiduciary duty.

        Article Thirteenth of the Registrant’s Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought, and the Registrant has the right to participate in such action or assume the defense thereof.

        Article Thirteenth of the Registrant’s Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the GCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

        The Exhibit Index immediately preceding the exhibits hereto is incorporated herein by reference.

Item 9.  Undertakings.

(a)     The Registrant hereby undertakes:

          (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westbrook, State of Maine on this 18th day of September, 2003.

IDEXX LABORATORIES, INC.

By: /s/ Jonathan W. Ayers
Jonathan W. Ayers President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        We, the undersigned officers and directors of IDEXX Laboratories, Inc., hereby severally constitute Jonathan W. Ayers and Conan R. Deady, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable IDEXX Laboratories, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/Jonathan W. Ayers	President, Chief Executive Officer and	September 18, 2003
Jonathan W. Ayers	Chairman of the Board of Directors

/s/Merilee Raines	Vice President, Finance and Treasurer	September 18, 2003
Merilee Raines	(Principal Financial and Accounting Officer)

/s/Thomas Craig	Director	September 18, 2003
Thomas Craig

/s/Errol B. De Souza, PhD	Director	September 18, 2003
Errol B. De Souza, PhD

/s/William T. End	Director	September 18, 2003
William T. End

/s/Mary L. Good, PhD	Director	September 18, 2003
Mary L. Good, PhD

/s/Rebecca M. Henderson, PhD	Director	September 18, 2003
Rebecca M. Henderson, PhD

/s/Brian P. McKeon	Director	September 18, 2003
Brian P. McKeon

/s/James L. Moody, Jr.	Director	September 18, 2003
James L. Moody, Jr.

Exhibit Index

Exhibit No. Description

4.1	Restated Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit No. 3.1 to Annual Report on Form 10-K for the year ended December 31, 1996, File No. 0-19271, and incorporated herein by reference).

4.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit No. 3.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 0-19271 and incorporated herein by reference).

4.3	Specimen Certificate of Common Stock of the Registrant (filed as Exhibit No. 4.1 to Amendment No. 2 to Registration Statement on Form S-1 filed on June 20, 1991, File No. 33-40447 and incorporated herein by reference).

4.6	Amended and Restated Rights Agreement dated as of January 22, 2001, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights to Purchase Preferred Stock (filed as Exhibit No. 1 to Amendment No. 2 to Registration Statement on Form 8-A/A dated March 14, 2001, File No. 0-19271, and incorporated herein by reference).

5.1	Opinion of Conan R. Deady, General Counsel to the Registrant (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Conan R. Deady (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	1997 Employee Stock Purchase Plan, as amended (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-19271, and incorporated herein by reference).